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                                                                     EXHIBIT 21


                                LIST OF SUBSIDIARIES

CP Financing Trust, a Maryland real estate investment trust (wholly-owned)

Great Lakes Industrial Partners, L.P., an Indiana limited partnership

CenterPoint O'Hare L.L.C., an Illinois limited liability company

The Miller Partnership L.P., an Illinois limited partnership

East Chicago Partners, L.P., an Indiana limited partnership

Elk Grove Limited Partnership, an Illinois limited partnership

The Edge Venture, an Illinois general partnership

CenterPoint Realty Services Corporation, an Illinois corporation

CenterPoint Properties, L.L.C., a Delaware limited liability company